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                                                                    EXHIBIT 12.2


                                PACCAR Financial Corp.

                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          PURSUANT TO THE SUPPORT AGREEMENT
                          BETWEEN THE COMPANY AND PACCAR INC
                                (Thousands of Dollars)



                                                          Six Months Ended
                                                              June 30
                                                       1996              1995
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FIXED CHARGES
  Interest expense                                  $49,234           $42,064
  Facility and equipment rental                         367               360
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TOTAL FIXED CHARGES                                 $49,601           $42,424
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EARNINGS
  Income before income taxes                        $26,123           $21,775
  Depreciation                                        4,943             5,391
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                                                     31,066            27,166
 Fixed charges                                       49,601            42,424
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EARNINGS AS DEFINED                                 $80,667           $69,590
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RATIO OF EARNINGS TO FIXED CHARGES                    1.63X             1.64X
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                                         -12-